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                                                                   EXHIBIT 23.02

KPMG Peat Marwick LLP
400 Capitol Mall           Telephone 916-448-4700           Telefax 916-654-1199
Sacramento, CA 95814

The Board of Directors
California Financial Holding Company:

We consent to incorporation by reference in the registration statement on Form S-4 of Temple-Inland Inc. of our report dated February 16, 1996 relating to the consolidated statements of financial condition of California Financial Holding Company as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995 and we also consent to the reference to our Firm under the heading of "Experts".

                                            KPMG Peat Marwick LLP

February 14, 1997